Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2016 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, October 24, 2016 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported unaudited financial results for the third quarter ended September 30, 2016.

Third Quarter Highlights

•	Total revenues were US$411 million[1], down 21% year-over-year and 2% quarter-over-quarter.

•	Brand advertising revenues were US$111 million, down 27% year-over-year and 2% quarter-over-quarter.

•	Sogou[2] revenues were US$166 million, up 2% year-over-year and down 6% quarter-over-quarter.

•	Online game revenues were US$99 million, down 35% year-over-year and largely flat quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$75 million, or US$1.94 loss per fully-diluted share.

Non-GAAP3 net loss attributable to Sohu.com Inc. was US$65 million, or US$1.68 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “In the third quarter, the Group total revenues reached our prior guidance amid challenging operating climate that mainly affected our online advertising businesses. By business unit, for Sohu Media Portal, we strived to bring users high quality and enriched content while continued to optimize Sohu News App design. Sohu Video accelerated investment in self-developed content that would benefit our subscription business and help improve the cost structure. For Sogou, it continued to enhance its vertical search capability while the mobile search traffic maintained strong momentum. Changyou delivered better-than-expected results as its existing games performed steadily while the development of new mobile games was well on track.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the third quarter, Sogou continued its efforts in product differentiation and focused on AI-powered technology innovation. Traffic share and revenue were trending higher. Mobile search traffic more than doubled from a year ago and grew 16% sequentially. Financially, quarterly total revenues reached US$166 million, or RMB1.11 billion, up 9% year-over-year in RMB terms.”

Third Quarter Financial Results

Revenues

Total revenues for the third quarter of 2016 were US$411 million, down 21% year-over-year and 2% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for the third quarter of 2016 were US$262 million, down 13% year-over-year and 4% quarter-over-quarter.

Brand advertising revenues for the third quarter of 2016 totaled US$111 million, down 27% year-over-year and 2% quarter-over-quarter. The year-over-year decrease was mainly attributable to the decrease in the video advertising businesses. Revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$48 million, down 6% year-over-year and up 2% quarter-over-quarter. Revenues of Sohu Video were US$25 million, down 54% year-over-year and 20% quarter-over-quarter.

[1]	For the third quarter of 2016, on yearly basis, depreciation of the RMB against the U.S. dollar impacted our reported financial results. Should the exchange rate of RMB6.26=US$1.00 be used as the same of the third quarter of 2015, total revenues in the third quarter of 2016 would have been US$437 million, or US$26 million higher than the GAAP total revenue, or down 16% year-over-year.
[2]	Sogou operates the search and search-related business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and search-related services are recorded as “Search and search-related” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Search and search-related revenues for the third quarter of 2016 were US$151 million, up 2% year-over-year and down 6% quarter-over-quarter. The quarter-over-quarter decrease was largely due to a negative impact from new regulations with respect to search advertising.

Online game revenues for the third quarter of 2016 were US$99 million, down 35% year-over-year and largely flat quarter-over-quarter. The year-over-year decrease was mainly due to the natural decline in revenues of older games, such as TLBB and TLBB 3D, and a decrease in Web game revenues upon the completion of the sale of the 7Road business during the third quarter of 2015.

Gross Margin

Both GAAP and non-GAAP gross margin was 46% for the third quarter of 2016, compared with 59% in the third quarter of 2015 and 49% in the second quarter of 2016.

Both GAAP and non-GAAP gross margin for the online advertising business for the third quarter of 2016 was 32%, compared with 49% in the third quarter of 2015 and 39% in the second quarter of 2016.

Both GAAP and non-GAAP gross margin for the brand advertising business in the third quarter of 2016 was 8%, compared with 40% in the third quarter of 2015 and 17% in the second quarter of 2016. The year-over-year decrease was mainly due to decreased video revenues. The quarter-over-quarter decrease was mainly due to an increase in video content costs.

Both GAAP and non-GAAP gross margin for the search and search-related business in the third quarter of 2016 was 49%, compared with 58% in the third quarter of 2015 and 55% in the second quarter of 2016. The decreases were mainly due to higher traffic acquisition cost as a percentage of search and search-related revenues.

Both GAAP and non-GAAP gross margin for online games in the third quarter of 2016 was 76%, compared with 77% in the third quarter of 2015 and 74% in the second quarter of 2016. The quarter-over-quarter increase was due to a smaller revenue contribution from mobile games, which typically require additional revenue-sharing payments.

Operating Expenses

For the third quarter of 2016, GAAP operating expenses totaled US$239 million, down 10% year-over-year and up 1% quarter-over-quarter. Non-GAAP operating expenses were US$226 million, down 15% year-over-year and 3% quarter-over-quarter. The year-over-year decrease was mainly due to US$40 million of impairments to goodwill and intangibles via acquisitions of businesses the Company recognized in the third quarter of 2015.

Operating Loss

GAAP operating loss for the third quarter of 2016 was US$52 million, compared with an operating profit of US$43 million in the third quarter of 2015 and an operating loss of US$29 million in the second quarter of 2016.

Non-GAAP operating loss for the third quarter of 2016 was US$38 million, compared with an operating profit of US$41 million in the third quarter of 2015 and an operating loss of US$26 million in the second quarter of 2016.

Other Income

Other income for the third quarter of 2016 was US$4 million, compared with other income of US$70 million which included gain recognized from the divestment of 7Road in the third quarter of 2015 and other expense of US$25 million in the second quarter of 2016, which was mainly related to a donation by Sogou to Tsinghua University.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$1 million for the third quarter of 2016, compared with income tax expense of US$29 million in the third quarter of 2015 and income tax expense of US$2 million in the second quarter of 2016.

Net Loss

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the third quarter of 2016 was US$42 million, compared with a net income of US$93 million in the third quarter of 2015 and net loss of US$47 million in the second quarter of 2016. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the third quarter of 2016 was US$29 million, compared with a net income of US$91 million in the third quarter of 2015 and net loss of US$44 million in the second quarter of 2016.

GAAP net loss attributable to Sohu.com Inc. for the third quarter of 2016 was US$75 million, or US$1.94 loss per fully-diluted share, compared with a net income of US$39 million in the third quarter of 2015 and net loss of US$63 million in the second quarter of 2016. Non-GAAP net loss attributable to Sohu.com Inc. for the third quarter of 2016 was US$65 million, or US$1.68 loss per fully-diluted share, compared with a net income of US$49 million in the third quarter of 2015 and net loss of US$63 million in the second quarter of 2016.

Liquidity

As of September 30, 2016, the Sohu Group had cash and cash equivalents and short-term investments of US$1.36 billion compared with US$1.42 billion as of December 31, 2015.

Recent Development

Loan Agreement and Share Pledge Agreement with Changyou

On October 24, 2016, Sohu entered into a loan agreement with Changyou pursuant to which a PRC subsidiary of Sohu may borrow up to RMB1 billion (or approximately US$148.64 million) from a PRC subsidiary of Changyou from time to time, with the first advance request to occur prior to December 31, 2016 and Sohu’s right to request advances continuing for one year after the first advance, subject to extension for an additional year with Changyou’s consent. Principal amounts outstanding under the loan agreement will bear interest at an annual rate of 6%, accruing and payable on each one-year anniversary of each advance. The outstanding principal of each advance will be due one year from the date of the advance, subject to extension for an additional year with Changyou’s consent. Advances under the loan agreement will be secured by a pledge to Changyou under a share pledge agreement of an agreed-upon number of Changyou Class B ordinary shares of Changyou held by Sohu. The share pledge agreement will give Changyou the right to apply the outstanding principal and accrued interest on the loan to the repurchase of Changyou Class B ordinary shares from Sohu in the event such principal and interest are not paid when due. Sohu intends to use amounts drawn down under the loan agreement to finance Sohu’s operations, excluding the operations of Changyou and of Sogou.

Business Outlook

For the fourth quarter of 2016, Sohu estimates:

•	Total revenues to be between US$370 million and US$400 million.

•	Brand advertising revenues to be between US$95 million and US$105 million; this implies an annual decrease of 25% to 33% and a sequential decrease of 5% to 14%. Sohu Media Portal revenues to be between US$42 million and US$45 million. Sohu Video revenues to be between US$25 million and US$28 million.

•	Sogou revenues to be between US$155 million and US$165 million; this implies annual and sequential decreases of 1% to 7%.

•	Online game revenues to be between US$85 million and US$95 million; this implies an annual decrease of 25% to 33% and a sequential decrease of 4% to14%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net loss to be between US$75 million and US$85 million. Assuming no new grants of share-based awards and that the market price of our shares is unchanged; we estimate that compensation expense relating to share-based awards will be around US$12 million. Considering the impact of these share-based awards, GAAP net loss before non-controlling interest to be between US$87 million and US$97 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$85 million and US$95 million, and non-GAAP loss per fully-diluted share to be between US$2.20 and US$2.45. Considering the impact of the aforementioned share-based awards, and netting off approximately US$5 million of Sohu’s economic interests in Changyou and Sogou, GAAP net loss attributable to Sohu.com Inc. to be between US$92 million and US$102 million, and GAAP loss per fully-diluted share to be between US$2.38 and US$2.63.

For the fourth quarter 2016 guidance, the Company has adopted a presumed exchange rate of RMB6.7=US$1.00, as compared with the actual exchange rate of approximately RMB6.39=US$1.00 for the fourth quarter of 2015, and RMB6.66=US$1.00 for the third quarter of 2016.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, October 24, 2016 (8:30 p.m. Beijing/Hong Kong time, October 24, 2016) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on October 24 through October 31, 2016. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	92227550

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com .

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twentieth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Sep. 30, 2016	Jun. 30, 2016	Sep. 30, 2015
Revenues:
Online advertising
Brand advertising	$110,871	$112,887	$151,517
Search and search-related	150,667	160,152	147,938

Subtotal	261,538	273,039	299,455

Online games	98,553	99,227	152,501
Others	50,491	47,872	70,134

Total revenues	410,582	420,138	522,090

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $265, $-73 and $184, respectively)	102,137	93,654	91,163
Search and search-related (includes stock-based compensation expense of $4, $0 and $12, respectively)	76,457	71,998	62,365

Subtotal	178,594	165,652	153,528

Online games (includes stock-based compensation expense of $26, $17 and $-96, respectively)	23,719	25,380	34,635
Others	20,571	21,226	25,996

Total cost of revenues	222,884	212,258	214,159

Gross profit	187,698	207,880	307,931
Operating expenses:
Product development (includes stock-based compensation expense of $4,105, $1,699 and $-1,332, respectively)	90,007	88,959	92,779
Sales and marketing (includes stock-based compensation expense of $752, $161 and $466, respectively)	110,584	117,966	98,596
General and administrative (includes stock-based compensation expense of $8,018, $740 and $-1,536, respectively)	38,670	29,650	33,330
Goodwill impairment and impairment of intangibles via acquisitions of businesses	—	—	40,324

Total operating expenses	239,261	236,575	265,029

Operating (loss) /profit	(51,563)	(28,695)	42,902
Other income /(expense)	3,678	(24,573)	70,219
Net interest income	6,118	5,040	5,192
Exchange difference	702	3,866	4,322

(Loss) /income before income tax expense	(41,065)	(44,362)	122,635
Income tax expense	974	2,430	29,461

Net (loss) /income	(42,039)	(46,792)	93,174

Less: Net income attributable to the noncontrolling interest shareholders	32,775	16,232	42,142

Deemed dividend to non-controlling Sogou series A preferred shareholders	—	—	11,911

Net (loss) /income attributable to Sohu.com Inc.	(74,814)	(63,024)	39,121

Basic net (loss) /income per share attributable to Sohu.com Inc.	$(1.93)	$(1.63)	$1.01

Shares used in computing basic net (loss) /income per share attributable to Sohu.com Inc.	38,728	38,691	38,633

Diluted net (loss) /income per share attributable to Sohu.com Inc.	$(1.94)	$(1.64)	$1.00

Shares used in computing diluted net (loss) /income per share attributable to Sohu.com Inc.	38,728	38,691	38,665

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2016	As of Dec. 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,092,085	$1,245,205
Restricted time deposits (a)	—	227,285
Short-term investments	264,109	174,515
Accounts receivable, net	204,748	273,617
Prepaid and other current assets	274,701	158,890
Assets held for sale (b)	101,786	—

Total current assets	1,937,429	2,079,512

Long-term investments	68,861	62,093
Fixed assets, net	525,899	508,692
Goodwill	69,688	154,219
Intangible assets, net	33,593	55,415
Restricted time deposits (a)	9,270	136,694
Prepaid non-current assets	5,167	6,254
Other assets	25,546	39,315

Total assets	$2,675,453	$3,042,194

LIABILITIES
Current liabilities:
Accounts payable	$163,843	$129,025
Accrued liabilities	335,046	309,657
Receipts in advance and deferred revenue	128,943	135,385
Accrued salary and benefits	84,783	99,631
Taxes payable	38,764	67,480
Deferred tax liability	26,247	24,884
Short-term bank loans (a)	—	344,500
Other short-term liabilities	198,171	154,017
Liabilities held for sale (b)	3,236	—

Total current liabilities	$979,033	$1,264,579

Long-term accounts payable	17,272	4,600
Long-term tax payable	33,199	24,732
Deferred tax liabilities	14,037	17,531

Total long-term liabilities	$64,508	$46,863

Total liabilities	$1,043,541	$1,311,442

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,084,273	1,241,022
Noncontrolling Interest	547,639	489,730

Total shareholders’ equity	$1,631,912	$1,730,752

Total liabilities and shareholders’ equity	$2,675,453	$3,042,194

Note:

(a)	Changyou had repaid all of the remaining bank loans of $344.5 million, and restricted time deposits of $354.7 million that secured these loans had been released during the first quarter of 2016.
(b)	Changyou’s management had an intention to divest its interest in MoboTap during the third quarter of 2016. Therefore, the assets and liabilities of MoboTap were recognized as “Assets held for sale” and “Liabilities held for sale,” respectively, in the third quarter of 2016.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Sep. 30, 2016					Three Months Ended Jun. 30, 2016					Three Months Ended Sep. 30, 2015
	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP	GAAP	Non-GAAP Adjustments			Non-GAAP
		265	(a	)			(73)	(a	)			184	(a	)

Brand advertising gross profit	$8,734	$265			$8,999	$19,233	$(73)			$19,160	$60,354	$184			$60,538

Brand advertising gross margin	8%				8%	17%				17%	40%				40%

		4										12	(a	)

Search and search-related gross profit	$74,210	$4	(a	)	$74,214	$88,154	$—	(a	)	$88,154	$85,573	$12			$85,585

Search and search-related gross margin	49%				49%	55%				55%	58%				58%

		269	(a	)			(73)	(a	)			196	(a	)

Online advertising gross profit	$82,944	$269			$83,213	$107,387	$(73)			$107,314	$145,927	$196			$146,123

Online advertising gross margin	32%				32%	39%				39%	49%				49%

		26	(a	)			17	(a	)			(96)	(a	)

Online games gross profit	$74,834	$26			$74,860	$73,847	$17			$73,864	$117,866	$(96)			$117,770

Online games gross margin	76%				76%	74%				74%	77%				77%

Others gross profit	$29,920	$—	(a	)	$29,920	$26,646	$—	(a	)	$26,646	$44,138	$—			$44,138

Others gross margin	59%				59%	56%				56%	63%				63%

		295	(a	)			(56)	(a	)			100	(a	)

Gross profit	$187,698	$295			$187,993	$207,880	$(56)			$207,824	$307,931	$100			$308,031

Gross margin	46%				46%	49%				49%	59%				59%

		13,170	(a	)			2,544	(a	)			(2,302)	(a	)

Operating (loss) /profit	$(51,563)	$13,170			$(38,393)	$(28,695)	$2,544			$(26,151)	$42,902	$(2,302)			$40,600

Operating margin	-13%				-9%	-7%				-6%	8%				8%

		13,147	(a	)			2,550	(a	)			(2,302)	(a	)

Net (loss) /income before non-controlling interest	$(42,039)	$13,147			$(28,892)	$(46,792)	$2,550			$(44,242)	$93,174	$(2,302)			$90,872

												(2,302)	(a	)
		13,147	(a	)			2,550	(a	)			725	(b	)
		(2,806)	(b	)			(2,001)	(b	)			11,911	(c	)

Net (loss) /income attributable to Sohu.com Inc. for diluted net (loss) /income per share	$(75,286)	$10,341			$(64,945)	$(63,386)	$549			$(62,837)	$38,796	$10,334			$49,130

Diluted net (loss) /income per share attributable to Sohu.com Inc.	$(1.94)				$(1.68)	$(1.64)				$(1.62)	$1.00				$1.27

Shares used in computing diluted net (loss) /income per share attributable to Sohu.com Inc.	38,728				38,728	38,691				38,691	38,665				38,701

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.
(c)	Deemed dividend to non-controlling Sogou series A preferred shareholders.